PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 3, 2019	(804) 217-5897

DYNEX CAPITAL, INC. ELECTS DAVID H. STEVENS TO THE BOARD OF DIRECTORS

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) announced today the election of David H. Stevens to the Company’s Board of Directors effective January 1, 2019. Mr. Stevens has also been appointed to the Investment Committee of the Board. The Company amended its bylaws to increase the number of directors from five to six to accommodate the election of Mr. Stevens.

Mr. Stevens most recently served as the President and CEO of the Mortgage Bankers Association for the past 7 years. In 2009, Mr. Stevens was called on to serve in the Obama Administration and, after being confirmed by the U.S. Senate, served as Assistant Secretary of Housing and Federal Housing Commissioner until 2011. Prior to this, Mr. Stevens held the position of President and Chief Operating Officer of the Long & Foster Companies, including the core real estate company and all affiliated businesses of mortgage, settlement services, and insurance. Prior to that, Mr. Stevens ran the national wholesale lending business as Executive Vice President for Wells Fargo Home Mortgage, and before that spent 7 years as the Senior Vice President and head of the single-family business at Freddie Mac.

“It is with great pleasure that we welcome David to the Board. He brings an important skill set to our Board with his broad and unique career experiences, combining significant knowledge of real estate finance, mortgage banking and public policy related to the U.S. housing finance system accrued over more than 35 years,” said Michael R. Hughes, Chairman of the Board.

Byron L. Boston, President and Chief Executive Officer commented “David’s experience will be extremely beneficial given the anticipated changes in the real estate finance industry as the Federal Government seeks to alter its historical role by reducing the GSE footprint and the Federal Reserve’s balance sheet. We believe there will be a need for greater private capital participation in the U.S. housing system and he will be extremely helpful as we navigate this changing landscape.”

Mr. Stevens attended the University of Colorado at Boulder receiving his B.A. in Political Science. He holds a Certified Mortgage Banker (CMB) designation, an expert mortgage banker certification facilitated by the Mortgage Bankers Association. Mr. Stevens is founder and board member of MBA Opens Doors Foundation, which helps families with critically ill children make their housing payment.

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

#        #        #